Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286800

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 21, 2026)

SPIRE GLOBAL, INC.

3,162,500 Shares of Class A Common Stock

This prospectus supplement amends and supplements the prospectus dated April 21, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-286800).

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 29, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “SPIR.” On May 28, 2026, the last quoted sale price for our Class A common stock as reported on NYSE was $24.10 per share.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 5 of the Prospectus.

You should rely only on the information contained in the Prospectus, this prospectus supplement and any other prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 29, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2026

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive Suite 1100
Vienna, Virginia		22182
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (202) 301-5127

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	SPIR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2026, Celia Pelaz, the Chief Operating Officer of Spire Global, Inc. (the “Company”), informed the Company of her decision to resign from the Company to pursue a new role with another organization effective September 30, 2026. Ms. Pelaz oversaw significant improvements in the Company’s operations, and as a result, the Company does not currently intend to replace Ms. Pelaz as Chief Operating Officer. Instead, consistent with the Company’s 2026 strategic priorities and focus on growth, the Company has initiated a search for a Chief Commercial Officer. Ms. Pelaz’s resignation was not the result of any disagreement relating to the Company’s operations, policies, practices, financial reporting or controls.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPIRE GLOBAL, INC.

Date:	May 29, 2026	By:	/s/ Alison Engel
		Name: Title:	Alison Engel Chief Financial Officer